State of Delaware
Secretary of State
Division of Corporations
Delivered 04:53 PM 09/25/2025
FILED 04:53 PM 09/25/2025
SR 20254090649 - File Number 5214013

**DIGITAL BRANDS GROUP, INC.
FIRST AMENDMENT TO THE CERTIFICATE OF
DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES D CONVERTIBLE PREFERRED STOCK**

**Pursuant to Section 151 of the
Delaware General Corporation Law**

Digital Brands Group, Inc., a Delaware corporation (the "**Corporation**"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the "**Board of Directors**") pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Board of Directors, pursuant to authority granted to it by the Certificate of Incorporation of the Corporation, as amended (the "**Certificate of Incorporation**"), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company's preferred stock, consisting of 15,000 authorized shares of preferred stock, classified as Series D Convertible Preferred Stock (the "**Series D Preferred Stock**") and the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the "**Existing Certificate**") was filed with the Secretary of State of the State of Delaware on August 8, 2025;

WHEREAS, Section 26 of the Existing Certificate provides that, except as otherwise set forth in Section 5(d) thereof, the Existing Certificate or any provision therein may be modified, amended, or waived with the written consent of the Corporation and the holders of at least 50.1% of the outstanding shares of Series D Preferred Stock at the time of such modification, amendment or waiver, and that no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party;

WHEREAS, the Board of Directors has approved an increase in the number of authorized shares of Series D Preferred Stock from 15,000 shares to 17,500 shares (the "**Authorized Increase**") and an increase of the "Stated Value" of the Series D Preferred Stock from $1,000 per share to $1,150 per share (the "**Stated Value Increase**"), subject to the approval of the holders of the Series D Preferred Stock;

WHEREAS, this amendment to the Existing Certificate, including the Authorized Increase and the Stated Value Increase, has been duly approved by the Board of Directors and by all of the holders of the outstanding shares of Series D Preferred Stock; and

WHEREAS, the Corporation, acting through its Board of Directors and all of the holders of the Series D Preferred Stock, desires to amend the Existing Certificate as set forth herein in accordance with applicable law;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes the following amendment to the Existing Certificate:

1. Amendment to Section 1(bbb) of the Existing Certificate. Section 1(bbb) of the Existing Certificate is hereby amended to read in its entirety as follows:

"(bbb) "**Stated Value**" shall mean $1,150 per share of Series D, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series D (including any adjustment for a Triggering Event)."

2. Amendment to Section 2 of the Existing Certificate. Section 2 of the Existing Certificate is hereby amended to read in its entirety as follows:

"2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series D Convertible Preferred Stock" (the "**Series D**"). The authorized number of Series D shares shall be 17,500 shares. Each share of Series D shall have a par value of $0.0001 and Stated Value equal to $1,150, subject to adjustment as set forth herein."

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock to be signed in its name and on its behalf on this 25th day of September, 2025.

Digital Brands Group, Inc.

Signed by:

By: Hil Davis

John Hilburn Davis, IV
Chief Executive Officer